Exhibit 99.1

ResMed Inc. Announces Results for the First Quarter of Fiscal Year 2017

Revenue increased 13% to $465.4 million; also up 13% on a constant currency basis

GAAP diluted earnings per share of $0.54; non-GAAP diluted earnings per share of $0.62

Operating cash flow of $86.2 million in the first quarter

San Diego, October 25, 2016 – ResMed Inc. (NYSE: RMD) today announced results for its quarter ended September 30, 2016. Revenue for the quarter was $465.4 million, a 13 percent increase compared to the same period of the prior year. Excluding the contribution from the Brightree acquisition, revenue for the quarter was $432.4 million, a 5 percent increase.

“We had a solid start to our fiscal year with 13 percent constant currency revenue growth led by our Brightree software offerings and global device sales,” said Mick Farrell, ResMed’s chief executive officer. “We continue to demonstrate the value of our solutions, and earlier today, announced the world’s largest study on patient adherence. During the quarter, we drove consumer sleep awareness through a new U.S. media partnership, and sponsored a positive clinical study showing that non-invasive ventilation significantly reduces the risk of re-hospitalization and death for COPD.”

Farrell concluded, “In 2017, we continue to focus on developing and commercializing new, innovative products and solutions that improve patient outcomes, create efficiencies for our customers, and help physicians and providers better manage chronic disease and lower healthcare costs. We have an exciting pipeline of new products, and look forward to bringing them to market.”

Analysis of first quarter results

First quarter revenue in the Americas was $301.0 million, an 18 percent increase over the same period of the prior year. This included Brightree revenue of $33.1 million. Excluding Brightree, revenue in the Americas was $267.9 million, a 5 percent increase over the prior year. Revenue in combined EMEA and APAC was $164.5 million, an increase of 5 percent on a constant currency basis compared to the same period of the prior year.

Gross margin in the first quarter was 57.8 percent, which included a field safety notification expense of $5.1 million relating to the battery in our Astral ventilation device. Excluding the field safety notification expense, the gross margin for Q1 FY17 was 58.9 percent, higher than the prior year’s quarter, mainly due to manufacturing and procurement efficiencies and an incremental contribution from the Brightree acquisition, partly offset by changes in product mix and average selling prices.

Income from operations for the quarter was $94.1 million, a 4 percent decline compared with the quarter ended September 30, 2015. Non-GAAP income from operations for the quarter was $111.0 million, an 11 percent increase compared to the same period of the prior year.

Selling, general and administrative expenses were $128.9 million, a 16 percent increase over the same period in the prior year, or a 15 percent increase on a constant currency basis. SG&A expenses increased to 27.7 percent of revenue in the quarter, compared with 27.0 percent reported in the quarter ended September 30, 2015.

Research and development expenses were $34.4 million, or 7.4 percent of revenue. R&D expenses increased by 27 percent compared with the same period last year, or a 21 percent increase on a constant currency basis.

Amortization of acquired intangible assets was $11.7 million during the quarter, an increase of $9.4 million compared with the same period last year. The increase in amortization of acquired intangible assets was primarily due to the amortization expense associated with our recent acquisitions, in particular Brightree, Curative and Inova. Stock-based compensation costs incurred during the quarter of $12.0 million consisted of expenses associated with employee equity grants, and our employee stock purchase plan.

Net income for the quarter was $76.1 million, an 8 percent decrease compared to the same period of the prior year. Non-GAAP net income was $87.7 million, a 4 percent increase compared to the prior year. Non-GAAP measures adjust for amortization of acquired intangibles and the Astral battery field safety notification expenses. GAAP diluted earnings per share for the quarter decreased 7 percent to $0.54. Non-GAAP diluted earnings per share increased 5 percent to $0.62.

Cash flow from operations for the quarter was $86.2 million compared to net income in the current quarter of $76.1 million.

Dividend program

The ResMed board of directors today declared a quarterly cash dividend of $0.33 per share. The dividend will have a record date of November 10, 2016, payable on December 15, 2016. The dividend will be paid in U.S. currency to holders of ResMed’s common stock trading on the New York Stock Exchange. Holders of Chess Depositary Instruments trading on the Australian Securities Exchange will receive an equivalent amount in Australian currency, based on the exchange rate on the record date, and reflecting the 10:1 ratio between CDIs and NYSE shares. The ex-dividend date will be November 8, 2016 for common stock holders and for CDI holders. ResMed has received a waiver from the ASX’s settlement operating rules, which will allow ResMed to defer processing conversions between its common stock and CDI registers from November 8, 2016 through November 10, 2016 inclusive.

Webcast details

ResMed will discuss its financial and business results and outlook on its webcast at 1:30 p.m. U.S. Pacific Time today. The live webcast of the call can be accessed on ResMed’s Investor Relations website at investor.resmed.com. Please go to this section of the website and click on the icon for the “Q1 2017 earnings webcast” to register and listen to the live webcast. The online archive of the broadcast will be available on ResMed’s website after the live call. In addition, a telephone replay of the conference call will be available approximately two hours after the call by dialing 855-859-2056 (U.S.) and +1 404-537-3406 (international) and entering a passcode of 88567093. The telephone replay will be available until November 8, 2016.

About ResMed

ResMed (NYSE:RMD) changes lives with award-winning medical devices and cutting-edge cloud-based software applications that better diagnose, treat and manage sleep apnea, chronic obstructive pulmonary disease (COPD) and other chronic diseases. ResMed is a global leader in connected care, with more than 2 million patients remotely monitored every day. Our 5,000-strong team is committed to creating the world’s best tech-driven medical device company – improving quality of life, reducing the impact of chronic disease, and saving healthcare costs in more than 100 countries.

Safe harbor statement

Statements contained in this release that are not historical facts are “forward-looking” statements as contemplated by the Private Securities Litigation Reform Act of 1995. These forward-looking statements – including statements regarding ResMed’s projections of future revenue or earnings, expenses, new product development, new product launches and new markets for its products and the integration of acquisitions – are subject to risks and uncertainties, which could cause actual results to materially differ from those projected or implied in the forward-looking statements. Additional risks and uncertainties are discussed in ResMed’s periodic reports on file with the U.S. Securities & Exchange Commission. ResMed does not undertake to update its forward-looking statements.

Investors:	News Media:
Agnes Lee	Alison Graves
Senior Director, Investor Relations	Director, Global Corporate Communications
(858) 836-5971	(858) 836-6789
investorrelations@resmed.com	news@resmed.com

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RESMED INC AND SUBSIDIARIES

Condensed Consolidated Statements of Income (Unaudited)

(In thousands, except per share data)

	Three Months Ended September 30,
	2016	2015

Net revenue	$465,450	$411,647
Cost of sales	191,196	173,028
Astral field safety notification expenses (1)	5,070	—

Gross profit	269,184	238,619

Operating expenses
Selling, general and administrative	128,851	111,095
Research and development	34,446	27,192
Amortization of acquired intangible assets	11,741	2,307

Total operating expenses	175,038	140,594

Income from operations (1)	94,146	98,025

Other income (expenses), net:
Interest income (expense), net	(2,493)	3,422
Other, net	1,272	(2,003)

Total other income (expense), net	(1,221)	1,419

Income before income taxes	92,925	99,444
Income taxes	16,818	16,527

Net income (1)	$76,107	$82,917

Basic earnings per share	$0.54	$0.59
Diluted earnings per share	$0.54	$0.58
Non-GAAP diluted earnings per share (1)	$0.62	$0.59

Basic shares outstanding	140,785	140,309
Diluted shares outstanding	142,090	142,280

(1)	See the reconciliation of non-GAAP financial measures in the table at the end of the press release.

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RESMED INC AND SUBSIDIARIES

Condensed Consolidated Balance Sheets (Unaudited - In thousands)

	September 30,	June 30,
	2016	2016
ASSETS:
Current assets:
Cash and cash equivalents	$781,658	$731,434
Accounts receivable, net	347,137	382,086
Inventories	253,828	224,456
Prepayments and other current assets	92,229	81,743

Total current assets	1,474,852	1,419,719

Property, plant and equipment, net	390,797	384,276
Goodwill	1,062,758	1,059,245
Other intangibles, net	289,673	299,808
Deferred income taxes and other non-current assets	104,184	93,657

Total non-current assets	1,847,412	1,836,986

Total assets	$3,322,264	$3,256,705

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current liabilities:
Accounts payable	$80,489	$92,571
Accrued expenses	153,969	156,805
Deferred revenue	47,665	50,009
Income taxes payable	38,807	39,166
Short-term debt	299,625	299,438

Total current liabilities	620,555	637,989

Non-current liabilities:
Deferred income taxes	8,920	9,061
Deferred revenue	45,736	40,281
Other long term liabilities	974	1,211
Long-term debt	873,511	873,332

Total non-current liabilities	929,141	923,885

Total liabilities	1,549,696	1,561,874

STOCKHOLDERS’ EQUITY:
Common stock	564	563
Additional paid-in capital	1,321,522	1,303,238
Retained earnings	2,190,028	2,160,299
Treasury stock	(1,546,611)	(1,546,611)
Accumulated other comprehensive income	(192,935)	(222,658)

Total stockholders’ equity	$1,772,568	$1,694,831

Total liabilities and stockholders’ equity	$3,322,264	$3,256,705

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RESMED INC AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows (Unaudited - In thousands)

	Three Months Ended September 30,
	2016	2015
Cash flows from operating activities:
Net income	$76,107	$82,917
Adjustment to reconcile net income to cash provided by operating activities:
Depreciation and amortization	27,775	18,403
Stock-based compensation costs	12,049	12,383
Changes in operating assets and liabilities, net of effect of acquisitions:
Accounts receivable, net	36,207	30,498
Inventories, net	(28,073)	(17,194)
Prepaid expenses, net deferred income taxes and other current assets	(19,115)	(3,526)
Accounts payable, accrued expenses and other liabilities	(18,707)	1,127

Net cash provided by operating activities	86,243	124,608

Cash flows from investing activities:
Purchases of property, plant and equipment	(14,560)	(16,403)
Patent registration costs	(2,471)	(2,423)
Business acquisitions, net of cash acquired	(3,090)	—
Investments in cost-method investments	(2,758)	(4,582)
Proceeds / (Payments) on maturity of foreign currency contracts	9,710	(39,341)

Net cash used in investing activities	(13,169)	(62,749)

Cash flows from financing activities:
Proceeds from issuance of common stock, net	6,330	4,352
Purchases of treasury stock	—	(57,857)
Proceeds from borrowings, net of borrowing costs	25,000	200,000
Repayment of borrowings	(25,000)	(8)
Dividends paid	(46,378)	(42,079)

Net cash (used in) / provided by financing activities	(40,048)	104,408

Effect of exchange rate changes on cash	17,198	(61,463)

Net increase / (decrease) in cash and cash equivalents	50,224	104,804
Cash and cash equivalents at beginning of period	731,434	717,249

Cash and cash equivalents at end of period	$781,658	$822,053

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Reconciliation of Non-GAAP Financial Measures (Unaudited)

(In US$ thousands, except share and per share data)

The measure, “non-GAAP income from operations” is reconciled with GAAP income from operations below:

	Three Months Ended September 30,
	2016	2015
GAAP income from operations	94,146	98,025
Astral battery field safety notification expenses (A)	5,070	—
Amortization of acquired intangible assets (A)	11,741	2,307

Non-GAAP operating income	110,957	100,332

The measures “non-GAAP net income” and “non-GAAP diluted earnings per share” are reconciled with GAAP net income and GAAP diluted earnings per share in the table below:

	Three Months Ended September 30,
	2016	2015
GAAP net income	76,107	82,917
Astral battery field safety notification expenses, net of tax (A)	3,549	—
Amortization of acquired intangible assets, net of tax (A)	8,006	1,717

Non-GAAP net income (A)	87,662	84,634

Diluted shares outstanding	142,090	142,280

GAAP diluted earnings per share	$0.54	$0.58

Non-GAAP diluted earnings per share (A)	$0.62	$0.59

(A)	ResMed adjusts for the impact of the Astral battery field safety notification expenses and amortization of acquired intangible assets from their evaluation of ongoing operations and believes investors benefit from adjusting these items to facilitate a more meaningful evaluation of current operating performance.

ResMed believes that non-GAAP diluted earnings per share is an additional measure of performance investors can use to compare operating results between reporting periods. ResMed uses non-GAAP information internally in planning, forecasting, and evaluating the results of operations in the current period and in comparing it to past periods. ResMed believes this information provides investors better insight in evaluating ResMed’s performance from core operations and provides consistent financial reporting. Our use of non-GAAP measures is intended to supplement, and not to replace, our presentation of net income and other GAAP measures. Like all non-GAAP measures, non-GAAP earnings are subject to inherent limitations because they do not include all the expenses that must be included under GAAP.

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